UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Rudolph Technologies, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

781270 10 3

(CUSIP Number)

12/31/02

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Liberty Partners Holdings 11, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States-DE

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) OO

Page 2 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Liberty Investment Partnership #11

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States-DE

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) PN

Page 3 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Liberty Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States-DE

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) PN

Page 4 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) P.E.B. Associates (d/b/a Liberty Capital Partners, Inc.)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States-DE

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) CO

Page 5 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven J. Fisher

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 3,000 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 3,000 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,493,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 6 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter Bennett

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 7 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Kluger

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 8 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul Huston

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 9 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas Greig III

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 10 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) G. Michael Stakias

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 11 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Levine

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 3,490,540 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,490,540

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,490,540

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 21.4%

12.	Type of Reporting Person (See Instructions) IN

Page 12 of 19 pages

CUSIP No.    781270 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carl E. Ring, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

Page 13 of 19 pages

Item 1.

(a)	Name of Issuer

Rudolph Technologies, Inc.

(b)	Address of Issuer’s Principal Executive Offices

One Rudolph Road
Flanders, NJ 07836

Item 2.

(a)-(c)	Name of Person Filing; Address of Principal Business Office or, if none, Residence; Citizenship:

This Statement is filed by:

Liberty Partners Holdings 11, L.L.C. (“LLC”); Liberty Investment Partnership # 11 (“11 GP”) which is the managing member of LLC; Liberty Partners, L.P. (“LP”), which is a partner of 11 GP; P.E.B. Associates, doing business as Liberty Capital Partners, Inc. (“LCP”), L.P.’s general partner; and Peter Bennett, Michael Kluger, Paul Huston, Thomas Greig III, Stephen Fisher, G. Michael Stakias, Michael Levine, and Steven J. Fisher, who are directors and stockholders of LCP (the individuals referred to above are collectively referred to herein as the “Managers”);

The Business Address of LLC, LP, 11 GP, LCP and the Managers is 1370 Avenue of the Americas, New York, NY 10019; LLC is a Delaware limited liability company; LP is a Delaware limited partnership; 11 is a General Partnership; LCP is a Delaware corporation; and the Managers are U.S. citizens.

LLC, LP, 11 GP, LCP and the Managers are individually referred to herein as “Reporting Person” and collectively, as the “Reporting Persons.”

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

781270 10 3

Item 3.

N/A

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

(b)	Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person

(c)	Number of shares as to which the person has

(i)	sole power to vote or to direct the vote: See Row 5 for the voting and dispositive power for each Reporting Person

(ii)	shared power to vote or direct the vote: See Row 6 for the voting and dispositive power for each Reporting Person

(iii)	sole power to dispose or to direct the disposition of: See Row 7 for the voting and dispositive power for each Reporting Person

(iv)	shared power to dispose or to direct the disposition of: See Row 8 for the voting and dispositive power for each Reporting Person

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐. Carl E. Ring, Jr. ceased to be the beneficial owner of more than five percent of the issuer’s securities.

Page 14 of 19 pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons may be deemed to be a “group” for the purposes of Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a “group.” The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a “group” consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

N/A

Page 15 of 19 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated:    February 14, 2003

/s/ STEVEN J. FISHER
Steven J. Fisher, individually, and on behalf of LCP in his capacity as an officer thereof

/s/ PETER BENNETT
Peter Bennett, on behalf of LCP in his capacity as an officer thereof

/s/ MICHAEL KLUGER
Michael Kluger, on behalf of LCP in his capacity as an officer thereof

/s/ PAUL HUSTON
Paul Huston, on behalf of LCP in his capacity as an officer thereof

/s/ THOMAS GREIG III
Thomas Greig III, on behalf of LCP in his capacity as an officer thereof

/s/ G. MICHAEL STAKIAS
G. Michael Stakias, on behalf of LCP in his capacity as an officer thereof

/s/ MICHAEL LEVINE
Michael Levine, on behalf of LCP in his capacity as an officer thereof

/s/ CARL E. RING, JR.
Carl E. Ring, Jr.

Page 16 of 19 pages

LIBERTY PARTNERS HOLDINGS 11, L.L.C.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

LIBERTY INVESTMENT PARTNERSHIP #11

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

LIBERTY PARTNERS, L.P.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

P.E.B. ASSOCIATES d/b/a LIBERTY CAPITAL PARTNERS, INC.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

Page 17 of 19 pages

EXHIBIT A

AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Rudolph Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a “group” consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated:    February 14, 2003

/s/ STEVEN J. FISHER
Steven J. Fisher, individually, and on behalf of LCP in his capacity as an officer thereof

/s/ PETER BENNETT
Peter Bennett, on behalf of LCP in his capacity as an officer thereof

/s/ MICHAEL KLUGER
Michael Kluger, on behalf of LCP in his capacity as an officer thereof

/s/ PAUL HUSTON
Paul Huston, on behalf of LCP in his capacity as an officer thereof

/s/ THOMAS GREIG III
Thomas Greig III, on behalf of LCP in his capacity as an officer thereof

/s/ G. MICHAEL STAKIAS
G. Michael Stakias, on behalf of LCP in his capacity as an officer thereof

/s/ MICHAEL LEVINE
Michael Levine, on behalf of LCP in his capacity as an officer thereof

/s/ CARL E. RING, JR.
Carl E. Ring, Jr.

Page 18 of 19 pages

LIBERTY PARTNERS HOLDINGS 11, L.L.C.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

LIBERTY INVESTMENT PARTNERSHIP #11

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

LIBERTY PARTNERS, L.P.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

P.E.B. ASSOCIATES d/b/a LIBERTY CAPITAL PARTNERS, INC.

BY:	/s/ STEVEN J. FISHER
TITLE:	Steven J. Fisher, Managing Director

Page 19 of 19 pages